August 20, 2009

Harold Karp
President & Chief Operating Officer

Dear Harold:

I am pleased to advise you that the Compensation Committee of the Board of Directors of Wolverine Tube, Inc. has determined to extend to you a retention arrangement intended to incent you to continue contributing to our success in providing a solid future for the Company.

The Company will commit to provide you with a retention bonus of $100,000, payable in three installments:

August 31, 2009	$33,333.33
March 31, 2010	$33,333.33
December 31, 2010	$33,333.33

These payments are gross amounts as all applicable withholdings will occur.  Each is also contingent upon the following:

■	You remain in active employment with the Company through June 30, 2011
■	You continue to perform your duties in a satisfactory manner

Should you choose to voluntarily leave the Company or should you be terminated for cause prior to June 30, 2011, you will be required to re-pay the entire retention amount paid to you at the time your active employment ends.

This retention agreement will expire on July 1, 2011 unless extended by mutual agreement.

This retention payment arrangement is completely separate from the APIP program you currently participate in with the Company.

I look forward to our continued work together.

Please sign below to indicate your acceptance and agreement with the foregoing.

Sincerely,

/s/ David Gilchrist

David Gilchrist
Chair, Compensation Committee of the Board of Directors of Wolverine Tube, Inc.

AGREED TO AND ACCEPTED:

/s/ Harold M. Karp	8/21/2009
Harold M. Karp	Date